CERTIFICATE OF AMENDMENT

of the

CHARTER

of

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

Under

Section 805 Of The Business Corporation Law and Section 1206 of the Insurance Law

The undersigned officers of The Manufacturers Life Insurance Company of New York (the “Corporation”), duly organized and existing under the Laws of the State of New York, do hereby certify that:

1. That the name of the Corporation is The Manufacturers Life Insurance Company of New York, originally formed as First North American Life Assurance Company.

2. That the Declaration of Intention and Charter (the “Charter”) was filed on February 10, 1992 with the Superintendent of Insurance and amended on October 1,1997 to change the name of the Corporation and further amended on November 24, 1997 to decrease the number of Directors of the Corporation.

3. That the Charter of the Corporation is hereby amended to increase the number of authorized shares of capital stock of the company from 2,000,000 shares, par value $1.00 to 3,000,000 shares, par value $1.00 by deleting paragraph NINTH in its entirety and inserting the following in lieu thereof:

NINTH: The Corporation shall have the authority to issue a total of three million (3,000,000) shares of capital stock having a par value of one dollar ($1.00) per share. From and after the filing of this Certificate of Amendment, the Corporation shall not issue any authorized but unissued shares of capital stock without the prior approval of the New York State Insurance Department.

4. That the foregoing amendment has been duly authorized by the Board of Directors at their regularly scheduled meeting held August 28, 2002, and by the Sole Stockholder of the Corporation at a Special Meeting held August 28, 2002, in accordance with the provisions of Section 803(a) of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, The Manufacturers Life Insurance Company of New York has caused this Certificate to be executed by James D. Gallagher, President and Kimberly S. Ciccarelli, Secretary.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ James D. Gallagher
James D. Gallagher, President

By	/s/ Kimberly S. Ciccarelli
Kimberly S. Ciccarelli, Secretary

Commonwealth of Massachusetts	)
)
County of Suffolk	)

On this 19th day of September, 2002, before me personally came James D. Gallagher, President and Kimberly S. Ciccarelli, Secretary of The Manufacturers Life Insurance Company of New York, the Corporation described in the above executed instrument, and that he/she signed his/her name thereto by order of the Directors of said Corporation.

/s/ Sharon Lee Joseph
Notary Public

Commission Expires 11-29-07